SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is made and entered into as of August 15, 2012 by and between CMG Holdings Group, Inc., a Nevada corporation (“CMGO”) and Audio Eye, Inc., a Delaware corporation (“AE”) with reference to the following:

A. Pursuant to a Master Agreement dated as of June 22, 2011 as amended (the “Master Agreement”) between CMGO and AudioEye Acquisition Corp. (“AEAC”), a newly formed corporation, CMGO and AEAC agreed, among other things, that AEAC will receive from CMGO 80% of the capital stock of AE and CMGO will distribute to its shareholders in the form of a dividend 5% of the capital stock of AE (collectively, the “Separation”).  Pursuant to the Master Agreement, CMGO will retain approximately 15% of the outstanding capital stock of AE as of the closing.

B. As a condition to the closing of the Separation (the “Closing”), AE and CMGO are required to enter into an agreement pursuant to which AE will pay to CMGO a services fee based on revenues received by AE from CMGO referrals as set forth below.

C. Concurrently herewith, AE and CMGO are entering into a Royalty Agreement (the “Royalty Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CMGO and AE agree as follows:

ARTICLE ONE

PAYMENT OF SERVICE FEES

Effective as of the Closing, AE shall pay to CMGO 7.5% of revenues received by AE from all business, clients or other sources of net revenue procured by CMGO, its employees, officers or subsidiaries and directed to AE as the principal referral source except that the percentage shall be 10% in the case of revenues received from a company designated by the parties in a separate document.  Net revenue shall mean gross revenue less cost of revenue.  Amounts due hereunder shall be payable on a quarterly basis commencing with the calendar quarter in which the Closing occurs with respect to revenues for such quarter.  Payment shall be made within fifteen business days from the end of a calendar quarter and shall be accompanied by a statement from AE stating in reasonable detail the calculation of amounts payable.  As an additional service fee, within ninety days from the Closing, AE shall deliver to CMGO restricted shares of its common stock representing 0.05% of AE’s issued and outstanding shares of its capital stock as of the Closing.

All amounts payable hereunder shall be without duplication of amounts payable under the Royalty Agreement.

ARTICLE TWO

REPORTS, BOOKS AND RECORDS; AUDIT; LATE PAYMENTS AND TAXES

2.1. Reports. Within thirty (30) days after the last day of each quarter subsequent to the Closing Date, AE shall submit to CMGO written statement (the “Quarterly Reporting Statement”) detailing with respect to the preceding quarterly period: (a) all Gross Revenue; and (b) the amount to be paid to CMGO under this Agreement based on such Gross Revenue.

2.2. Adjustments.  If AE has to reverse previously recognized Gross Revenue reported under a previous Quarterly Reporting Statement, AE can claim credit on a subsequent Quarterly Reporting Statement for the same quarter it reverses the previously recognized Gross Revenue in AE’s income statement.  Such credit will not exceed the amount to be paid in the then-current quarter, but the unused credit may be carried over to succeeding quarters within the same contract year.

2.3. Payment Timing.  AE shall pay CMGO, on a quarterly basis, the amounts reported in the Quarterly Reporting Statement for such quarter not later than thirty (30) days after the end of such quarter.

2.4. Books and Records. AE shall maintain appropriate books of account and records with respect to Gross Revenue in accordance with generally accepted accounting principles and shall make complete and accurate entries concerning all transactions relevant to this Agreement. All such books of account and records shall be kept available by AE for no less than three (3) years after the end of each calendar year, or, in the event of a dispute between the parties involving in any way those books of accounts and records, until such time as the dispute will have been resolve, whichever is later.

2.5. Audit. CMGO shall have the right during the Term and for a period of three (3) years after the end of the calendar year, or, in the event of a dispute concerning the accuracy and/or correctness of a Quarterly Reporting Statement or any other payment made under this Agreement, until the dispute is resolved, whichever is later, through an independent public accountant or other qualified expert selected by CMGO and reasonably acceptable to AE, in inspect and examine AE’s relevant books of accounts and records, server log files and other documents (including, without limitation, vouchers, records, purchase orders, sales orders, re-orders, agreements and technical information) relating to the subject matter of this Agreement. Such inspection and examination shall be done to confirm that appropriate payments have been under this Agreement. Any such audit shall take place upon reasonable prior written notice to AE and during AE’s regular business hours. Except as set forth in Section 2.6, the cost of such audit shall be borne by CMGO.

2.6. Late Payments. CMGO shall be entitled to charge, and AE shall pay, interest on any overdue amounts under this Agreement at the rate of one percent (1%) per month (or part thereof), or at such lower rate as may be the maximum rate allowed under applicable law. In the event that an audit reveals any undisputed underpayment, AE shall, within thirty (30) days after written notice from CMGO, make up for such underpayment by paying the difference between amounts the audits reveals and the amounts AE actually paid, together with such interest on such difference. If the underpayment is more than five percent (5%), AE shall pay the reasonable cost of the audit.  If any amount is overdue by more than ninety (90) days, in addition to any other remedies CMGO may have under this Agreement, CMGO may turn over the right to collect such overdue amounts to a collection agency. AE shall be responsible for any reasonable costs incurred by CMGO or such collection agency in collecting any amount that is overdue by more than ninety (90) days including, but not limited to, reasonable attorney’s fees.

2.7. Taxes. AE shall pay all taxes, duties and levies imposed by all national, state, province and local authorities (including, without limitation, export, sales, use and excise) based on the transactions or payments under this Agreement. Amounts payable by AE hereunder shall be paid without deduction or withholding for or on account of any present or future tax, levy, impost, fee, assessment, deduction or charge by any taxing authority except the withholding tax deductible on any tax based CMGO income.

ARTICLE THREE

DURATION

This Agreement shall be effective as of the date of this Agreement and remain in force and effect until the fifth anniversary of the Closing.  At the end of such five (5) year period, AE shall have no further obligation to CMGO. . For purposes of this section, all income, revenues or other compensation from agreements, contracts, claims, suits or actions entered into or initiated during the above described five (5) year period shall be subject to the terms of this agreement notwithstanding the fact that said income or compensation is received by AE after the expiration of the initial five year term hereof.

ARTICLE FOUR

GOVERNING LAW

This Agreement shall be governed by, and construed and interpreted in all respects in accordance with, the laws of the state of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

ARTICLE FIVE

NOTICES

All notices pursuant to this Agreement shall be in writing and shall be deemed to have been given ten (10) days after the mailing thereof if sent by overnight courier, or on the day following the day on which it was so sent if sent by facsimile, addressed in the case of AE to its principal office at 9070 S. Rita Road, Suite 1450, Tucson, Arizona 85747 and in the case of CMGO to its principal office at 5601 Biscayne Boulevard, Miami, Florida 33137, or at such subsequent address as either party may designate to the other in writing for such purposes.

ARTICLE SIX

GENERAL

1. This Agreement shall be binding upon the parties hereto, and their respective successors and assigns.

2. This Agreement may be modified at any time or from time to time only by the written agreement of both parties.

3. The failure of either party to require performance by the other party of any provision hereof, or to enforce any remedies it may have against the other party, shall in no way affect the right thereafter to enforce this Agreement and require full performance by the other party.  The waiver by either party of any breach of any provision of this Agreement shall not constitute a waiver of any succeeding breach of that provision or of any other provision.

4. The parties agree that this is an independent contractor arrangement.  Under no circumstances shall either party be considered to be an agent, employee, partner or representative of the other party or otherwise have the authority or power to bind the other party.

5. Except as otherwise expressly, provided herein, if any provisions of this Agreement shall be adjudicated to be invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such part shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remaining of the Agreement and any provision thereof both valid and enforceable.  Any such deletion or amendment shall apply only where the court rendering the same has jurisdiction.

6. This Agreement cancels and supersedes all previous agreements, written or oral, between the parties hereto relating to the subject matter hereof and constitutes the entire agreement between the parties hereto, and there are no understandings, representations or warranties expressed or implied not specifically set forth herein.

7. This Agreement may be executed in any number of counterparts each of which shall be an original and taken together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Services Agreement to be executed by their duly authorized officers.

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AUDIOEYE, INC.

By: /s/ Nathan Bradley
Name: Nathaniel Bradley
Title: President

CMG HOLDINGS GROUP, INC.

By: /s/ James Ennis
Name: James Ennis
Title: Chief Financial Officer